Exhibit 10.1
CONSULTING AGREEMENT
This CONSULTING AGREEMENT (the “Agreement”) is made effective as of May 11, 2023 (“Effective Date”) by and between CALIX, INC., a Delaware corporation (“Company”) and MICHAEL EVERETT, an individual (“Consultant”), for the purpose of setting forth the terms and conditions by which Company will engage Consultant to perform services (“Services”) on a temporary basis.
1.WORK AND PAYMENT.
1.1Project Assignment. Attached to this Agreement as Exhibit A is a project assignment describing the Services that Consultant will perform (“Project Assignment”). This Project Assignment will be subject to the terms and conditions of this Agreement.
1.2Services. Subject to the terms of this Agreement, Consultant will render the Services set forth in the Project Assignment. The manner and means by which Consultant chooses to complete projects are in Consultant’s sole discretion and control. In performing the Services and completing the projects, Consultant will use Consultant’s own equipment, tools and other materials at Consultant’s own expense.
2.CONFIDENTIAL INFORMATION.
2.1Definition. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive and otherwise be exposed to Confidential Information. “Confidential Information” shall include confidential and proprietary information relating to Company’s business practices, customer lists, strategies, designs, products, processes, trade secrets, know-how, technologies and inventions, and communications and information protected from disclosure by attorney-client privilege and/or the attorney work product doctrine. Any of such information, in whatever form and whether or not marked as confidential or proprietary, and all derivatives, improvements and enhancements to any of the above, whether provided to Consultant, or created or developed by Consultant under this Agreement, as well as information of third parties as to which Company has an obligation of confidentiality, shall all be treated as the confidential and proprietary information of Company.
2.2Restrictions on Use and Disclosure. Consultant acknowledges the confidential and secret character of the Confidential
Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of Company. Accordingly, Consultant agrees not to use or reproduce the Confidential Information except as necessary in the performance of this Agreement, and not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of Company. In addition, Consultant represents that during Consultant’s provision of Services, even if before the execution of this Agreement, Consultant has not used the Confidential Information except in the performance of this Agreement without the prior written consent of Company, and has not disclosed all or any part of the Confidential Information in any form to any third party.
2.3Exceptions. The obligations of confidentiality set forth in Section 2.2 will not apply to the extent that such Confidential Information: (a) was generally available to the public or otherwise part of the public domain at the time of disclosure; (b) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Consultant; (c) was already known to Consultant, without confidentiality restrictions, at the time of disclosure; (d) was disclosed to Consultant, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others; or (e) was developed independently by Consultant without any use of or reference to the Confidential Information, as shown by Consultant’s contemporaneous written records.
2.4Third Party Information. Consultant shall not disclose or otherwise make available to Company in any manner any confidential information received by Consultant under obligations of confidentiality from a third party.
3.OWNERSHIP; LICENSES.
3.1Work Product; Assignment. Consultant agrees that Company shall be the sole and exclusive owner of all right, title and interest in and to all ideas, inventions, works of authorship, work product, materials, and other deliverables (i) conceived, made, developed, reduced to practice, or worked on by Consultant in the course of providing services for Company prior to the date of this Agreement, (ii) that Consultant conceives, makes, develops or works on in the course of providing the
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Services for Company following execution of this Agreement, and (iii) all patent, copyright, trademark, trade secret and other intellectual property rights in any of the foregoing, whether now known or hereafter recognized in any jurisdiction (collectively, “Work Product”). Consultant hereby assigns to Company all of Consultant’s right, title and interest in and to any and all Work Product. Consultant hereby waives any applicable moral rights in the Work Product.
3.2Assistance. Consultant agrees to execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist Company as reasonably required at Company’s reasonable expense to perfect in Company the right, title and other interest in Work Product expressly granted to Company under this Agreement.
3.3License to Perform Services. Company hereby grants to Consultant a non-exclusive, limited license during the term of this Agreement, under all intellectual property rights owned or controlled by Company, solely to the extent required for Consultant to perform Services in accordance with the terms of this Agreement. With the exception of the foregoing limited license, no right, title or interest in or to any intellectual property rights of the Company are granted to Consultant under this Agreement.
4.TERM AND TERMINATION. The initial term of this Agreement shall begin on the Effective Date and continue for a period of one (1) year unless terminated under this Section 4. Following the initial term, this Agreement shall automatically renew for additional ninety (90) day terms, unless earlier terminated under this Section 4. Either party may terminate this Agreement at any time upon ninety (90) calendar days’ advance written notice. Sections 2 through 6 shall survive expiration or any termination of this Agreement.
5.INDEPENDENT CONTRACTOR. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company in performing its duties under this Agreement, and is not authorized to make any representation, warranty, contract, or commitment on behalf of Company in its capacity as a Consultant hereunder. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement.
6.GENERAL.
6.1Assignment. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Company may freely assign this Agreement, and Consultant expressly agrees that any intellectual property rights licensed to Company are transferable to Company’s assignee without Consultant’s consent. Consultant shall not assign this Agreement or Consultant’s rights or obligations hereunder without the prior written consent of Company. Any such purported assignment not in accordance with this Section 6.1 shall be null and void.
6.2Governing Law; Jurisdiction. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California without regard to conflict of law principles. Consultant agrees that, upon Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Francisco, California, and Consultant hereby agrees to consent to the personal jurisdiction of such courts.
6.3Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to such address as either party may specify in writing.
6.4Entire Agreement; Waiver and Modification; Severability; Construction. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.” In the event any provision of
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this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of this Agreement. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. This agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. This Agreement and any
Project Assignments agreed upon by the parties constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. In the event of any conflict between this Agreement and any Project Assignment, this Agreement shall govern.
(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CALIX, INC.	MICHAEL EVERETT
By: /s/ Cory Sindelar	By: /s/ Michael Everett
Name: Cory Sindelar
Title: Chief Financial Officer

Date: March 30, 2023	Date: March 30, 2023

SIGNATURE PAGE TO
CALIX, INC. CONSULTING AGREEMENT

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Appendices
Exhibit A
Project Assignment
Initial term:    One (1) year.

Work to be performed:     Consulting and advisory services with respect to Company strategic audit and legal matters, and such other matters based on Consultant’s experience and expertise as may be agreed between Company and Consultant from time to time.

Payment:    For performance of the Services, the Company to pay Consultant the sum of $21,000 per quarter (payable in arrears).

Expenses to be reimbursed:     Reasonable and necessary expenses related to travel and other direct expenses incurred in connection with rendering the Work to be Performed, not to exceed $15,000 for the initial term unless approved in advance by the Company in writing.

APPROVED BY:

CALIX, INC.	MICHAEL EVERETT
By: /s/ Cory Sindelar	By: /s/ Michael Everett
Name: Cory Sindelar
Title: Chief Financial Officer
Date: March 30, 2023	Date: March 30, 2023

SIGNATURE PAGE TO EXHIBIT A TO
CALIX, INC. CONSULTING AGREEMENT

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